Interactive Intelligence Reports 2008 Second Quarter Results
Company Reports Record Revenues of $30.6 Million; Announces Share Repurchase Plan

INDIANAPOLIS, July 28, 2008 – Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of unified IP business communications solutions, announced results for the quarter and six-month period ended June 30, 2008.

The company reported record 2008 second quarter revenues of $30.6 million, a 13 percent increase from $27.1 million in the same quarter last year.

Operating income for the 2008 second quarter was $1.3 million, compared to $2.2 million in the 2007 second quarter. Non-GAAP (non-generally accepted accounting principles) operating income was $2.2 million, compared to $3.0 million in the second quarter of 2007. Non-GAAP operating income excludes charges for stock-based compensation for the second quarter of $944,000 in 2008 and $806,000 in 2007.

Net income in the 2008 second quarter was $845,000, with diluted earnings per share (EPS) of $0.04, compared to $2.4 million and $0.12, respectively, in the 2007 second quarter. Net income includes fully taxed earnings in 2008. Non-GAAP net income was $2.4 million with EPS of $0.13, compared to $3.2 million and $0.17, respectively, in the 2007 second quarter. Non-GAAP net income excludes charges for stock-based compensation and non-cash tax expense.

“We received an increased number of orders in the second quarter and we were pleased with the number of new customers licensing our solutions,” said Interactive Intelligence founder and CEO, Dr. Donald E. Brown. “However, we did see a lower dollar amount of orders from existing customers, which we attribute to the current economic slowdown. While we see no change in our long-term market opportunity or in the competitive advantages our solutions offer, we are responding to this tougher sales environment by adjusting our previously planned operating expenses until general market conditions improve.”

For the six months ended June 30, 2008, revenues were a record $60.1 million, a 17 percent increase from $51.4 million in the same period in 2007.

Operating income for the first half of 2008 was $2.7 million, compared to $3.6 million for the first half of 2007. For the first half of 2008, non-GAAP operating income was $4.6 million, compared to $5.1 million in the first half of 2007. Non-GAAP operating income excludes charges for stock-based compensation of $1.9 million in 2008 and $1.5 million in 2007.

Net income for the six months ended June 30, 2008 was $2.0 million, with EPS of $0.10, compared to $4.1 million and $0.22, respectively, in the first half of 2007. Net income includes fully taxed earnings in 2008. Non-GAAP net income was $5.3 million with EPS of $0.28, compared to $5.6 million and $0.29, respectively, in the first half of 2007. Non-GAAP net income excludes charges for stock-based compensation and non-cash tax expense.

Cash and short-term investments as of June 30, 2008 totaled $49.7 million, up from $46.3 million on Dec. 31, 2007. Cash flow from operations for the first six months of 2008 was $6.8 million, compared to $6.9 million in the first half of 2007.

Board Approves Share Repurchase Program

Today, Interactive Intelligence’s board of directors approved a share repurchase program for its common stock under which the company may purchase up to a maximum aggregate purchase price of $10 million from time to time over the next year. The purchases under this program may be made in the open market and in privately negotiated transactions. The number of shares to be purchased and the timing of purchases under the program will be based on both business and market conditions. Any repurchases will be made using the company’s cash resources, and the program may be amended, suspended or discontinued at any time. Interactive Intelligence does not intend to publicly announce any suspension of the program. Any shares acquired will be available for stock-based compensation awards and other corporate purposes. The program authorizes, but does not commit, the company to repurchase shares of its common stock.

“With our share repurchase program announced today, we reaffirm our confidence in the long-term future of the company,” Brown said. “Our balance sheet and liquidity are strong and the value of our products is being recognized by the market. We believe that we can invest in the growth initiatives that are key to our future success and take this step to enhance returns.”

Additional Highlights

To further reinforce its existing customer relationships through quality education and information, Interactive Intelligence hosted a record number of attendees at its ninth annual User Forum in May. More than 60 sessions were presented during the three-day event. The conference attracted more than 300 customers, including Abbott Labs, American Family Insurance, BMW, DialAmerica, Finish Line, Harvard University, Kohl’s, Lockheed Martin, Nautilus, Perot Systems, PETCO, Rolex, and Sony.

Product highlights during the quarter included the release of an upgraded version of Interaction Dialer®, announcements of a new integration with Microsoft OCS, and the introduction of a new automated customer satisfaction survey module called Interaction Feedback™.

Interactive Intelligence will host a conference call today, July 28, at 4:30 p.m. Eastern time (EDT), featuring Dr. Brown and the company's CFO, Stephen R. Head. There will be a live Q&A session following opening remarks.

To access the teleconference, please dial 1 877.681.3371 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: “Interactive Intelligence second quarter earnings call.”

The teleconference will also be broadcast live on Interactive Intelligence's investor relations' page at http://www.inin.com/investors. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) is a global provider of unified business communications solutions for contact center automation, enterprise IP telephony, and enterprise messaging. The company was founded in 1994 and has more than 3,000 customers worldwide. Interactive Intelligence is among Software Magazine’s top 500 global software and services suppliers, is ranked among NetworkWorld’s top 200 North American networking vendors, is a BusinessWeek “hot growth 50” company, and is among FORTUNE Small Business Magazine’s top 100 fastest growing companies. Interactive Intelligence employs approximately 600 people and is headquartered in Indianapolis, Indiana. It has six global corporate offices with additional sales offices throughout North America, Europe, Middle East, Africa and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: www.inin.com.

The non-GAAP measures shown in this release exclude non-cash stock-based compensation expense for stock options and non-cash income tax expense. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included after the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company’s results of operations. Further, management believes that these non-GAAP measures improve management’s and investors’ ability to compare the company’s financial performance with historical periods because certain historical periods excluded stock-based compensation expense for stock options (prior to 2007) and income tax expense and benefits have varied significantly and are primarily non-cash. Interactive Intelligence’s management uses these non-GAAP results to compare its performance to its peers in the software industry. Because stock-based compensation expense and non-cash income tax expense amounts can vary significantly between companies, it is useful to compare results excluding these amounts. Management also uses financial statements that exclude stock-based compensation expense related to stock options and non-cash income tax amounts for its internal budgets.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth and increasingly complex third-party relationships; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

ININ-G

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com

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Interactive Intelligence, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
		(Note 1)		(Note 1)
Revenues:
Product	$15,321	$14,602	$30,166	$26,958
Services	15,289	12,533	29,927	24,465
Total revenues	30,610	27,135	60,093	51,423
Cost of revenues:
Product	3,909	3,500	7,039	5,941
Services	6,088	5,145	11,985	9,942
Total cost of revenues	9,997	8,645	19,024	15,883
Gross profit	20,613	18,490	41,069	35,540
Operating expenses:
Sales and marketing	10,142	8,822	20,320	17,476
Research and development	5,336	4,227	10,301	8,124
General and administrative	3,882	3,285	7,709	6,350
Total operating expenses	19,360	16,334	38,330	31,950
Operating income	1,253	2,156	2,739	3,590
Other income:
Interest income, net	344	384	803	856
Other income (expense), net	(52)	(42)	45	(98)
Total other income	292	342	848	758
Income before income taxes	1,545	2,498	3,587	4,348
Income tax expense	(700)	(103)	(1,625)	(200)
Net income	$845	$2,395	$1,962	$4,148

Net income per share:
Basic	$0.05	$0.14	$0.11	$0.24
Diluted	0.04	0.12	0.10	0.22

Shares used to compute net income per share:
Basic	17,972	17,401	17,956	17,325
Diluted	19,077	19,291	19,149	19,265

Note 1: The 2007 amounts for the three and six month periods have been changed to reflect adjustments to product revenues and related commission expense. These adjustments were deemed immaterial to the prior periods.

Interactive Intelligence, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net income, as reported	$845	$2,395	$1,962	$4,148
Non-cash stock-based compensation expense:
Cost of services	69	68	141	114
Sales and marketing	382	330	744	630
Research and development	224	158	432	258
General and administrative	269	250	559	472
Total	944	806	1,876	1,474
Non-cash income tax expense	656	-	1,477	-
Non-GAAP net income	$2,445	$3,201	$5,315	$5,622

Operating income, as reported	$1,253	$2,156	$2,739	$3,590
Non-cash stock-based compensation expense	944	806	1,876	1,474
Non-GAAP operating income	$2,197	$2,962	$4,615	$5,064

Diluted EPS, as reported	0.04	0.12	0.10	0.22
Non-cash stock-based compensation expense	0.05	0.05	0.10	0.07
Non-cash income tax expense	0.04	-	0.08	-
Non-GAAP diluted EPS	$0.13	$0.17	$0.28	$0.29

Interactive Intelligence, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$35,684	$29,359
Short-term investments	13,967	16,968
Accounts receivable, net	25,764	27,527
Deferred tax assets, net	5,833	5,833
Prepaid expenses	5,427	5,501
Other current assets	1,806	1,414
Total current assets	88,481	86,602
Property and equipment, net	9,361	6,932
Deferred tax assets, net	6,043	7,520
Other assets, net	2,533	2,384
Total assets	$106,418	$103,438

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$11,104	$9,594
Accrued compensation and related expenses	3,263	4,381
Deferred product revenues	5,436	6,843
Deferred services revenues	27,708	28,711
Total current liabilities	47,511	49,529
Noncurrent deferred revenues	5,930	5,290
Total liabilities	53,441	54,819

Commitments and contingencies	-	-

Shareholders' equity:
Preferred stock	-	-
Common stock	180	179
Additional paid-in-capital	81,800	79,405
Accumulated deficit	(29,003)	(30,965)
Total shareholders' equity	52,977	48,619
Total liabilities and shareholders' equity	$106,418	$103,438

Note 1: December 31, 2007 amounts are derived from the audited Consolidated Balance Sheet included in the 2007 Annual Report on Form 10-K of Interactive Intelligence, Inc., changed to reflect adjustments to cash and cash equivalents and short-term investments. These adjustments were deemed immaterial to the prior period.

Interactive Intelligence, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Six Months Ended
	June 30,
	2008	2007

Operating activities:
Net income	$1,962	$4,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,690	1,231
Accretion of investment income	(89)	(240)
Stock-based compensation expense	1,876	1,474
Deferred income tax	1,477	-
Changes in operating assets and liabilities:
Accounts receivable	1,763	(2,714)
Prepaid expenses	74	(57)
Other current assets	(392)	(151)
Other assets	(149)	(196)
Accounts payable and accrued liabilities	1,438	1,087
Accrued compensation and related expenses	(1,118)	51
Deferred product revenues	(1,407)	(90)
Deferred services revenues	(363)	2,372
Net cash provided by operating activities	6,762	6,915

Investing activities:
Sales of available-for-sale investments	17,650	10,315
Purchases of available-for-sale investments	(14,613)	(10,214)
Purchases of property and equipment	(4,047)	(2,556)
Acquisition of professional services division	-	(853)
Net cash provided (used) by investing activities	(1,010)	(3,308)

Financing activities:
Proceeds from stock options exercised	442	1,207
Proceeds from issuance of common stock	131	104
Net cash provided by financing activities	573	1,311

Net increase in cash and cash equivalents	6,325	4,918
Cash and cash equivalents, beginning of period	29,359	13,531
Cash and cash equivalents, end of period	$35,684	$18,449

Cash paid during the period for:
Income taxes	$170	$78

Other non-cash item:
Purchases of property and equipment payable at end of period	$(72)	$-